------------------------------------------
                                     401(k) Plan for Employees
                                     of New England Business
                                     Service, Inc.


                                     Financial Statements for the
                                     Years Ended June 27, 1998 and
                                     June 28, 1997, and Supplemental Schedules as of and for the Year Ended June 27, 1998 and Independent Auditors' Report

401(k) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.

TABLE OF CONTENTS
-------------------------------------------------------------------------------
                                                                           Page

INDEPENDENT AUDITORS' REPORT                                                 1

FINANCIAL STATEMENTS AS OF JUNE 27, 1998 AND JUNE 28, 1997 AND FOR
  THE YEARS THEN ENDED:

  Statements of Net Assets Available for Benefits	                            2

  Statements of Changes in Net Assets Available for Benefits                 3

  Notes to Financial Statements                                            4-9

SUPPLEMENTAL SCHEDULES AS OF JUNE 27, 1998 AND FOR THE YEAR THEN ENDED:

  Item 27a - Schedule of Assets Held for Investment Purposes                10

  Item 27d - Schedule of Reportable Transactions                            11



Schedules required under the Employee Retirement Income Security Act of 1974, other than the schedules listed above, are omitted because of the absence of the conditions under which the schedules are required.

INDEPENDENT AUDITORS' REPORT

401(k) Plan for Employees of
  New England Business Service,  Inc.


We have audited the accompanying statements of net assets available for benefits of the 401(k) Plan for the Employees of New England Business Service, Inc. (the "Plan") as of June 27, 1998, and June 28, 1997, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at June 27, 1998 and June 28, 1997, and the changes in its net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedules, listed in the Table of Contents, are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These schedules are the responsibility of the Plan's management. Such supplemental schedules have been subjected to the auditing procedures applied in our audit of the basic 1998 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.



/S/Deloitte & Touche LLP,
------------------------------
December 18, 1998

401(k) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.


STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
JUNE 27, 1998 AND JUNE 28, 1997
---------------------------------------------------------------------------------------------------

                                                                            1998           1997

ASSETS:

  Investments, at fair value:
    Norwest Stable Return GIC Fund (common/collective trust)           $  7,646,763   $  5,304,654
    New England Business Service, Inc. common stock
      (389,701 shares in 1998 and 180,543 shares in 1997)                12,567,847      4,750,191
    Equity mutual funds                                                  34,271,207     12,996,220
    Bond mutual funds                                                     2,340,342      1,111,058
    Norwest money market fund                                               371,725      1,973,023
    Loans to participants                                                 1,662,157        664,284
                                                                       ------------    -----------
            Total investments                                            58,860,041     26,799,430

  Cash                                                                       97,349      5,811,095
  Receivables - accrued income                                                1,605            950
                                                                       ------------    -----------

NET ASSETS AVAILABLE FOR BENEFITS                                     $  58,958,995   $ 32,611,475
                                                                      =============   ============


See notes to financial statements.

401(k) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.


STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED JUNE 27, 1998 AND JUNE 28, 1997
----------------------------------------------------------------------------------------------------

                                                                            1998           1997

ADDITIONS:
  Employee contributions                                               $  6,608,078   $  2,886,980
  Rollover contributions                                                 11,395,278        210,260
  Employer contributions                                                  3,836,351      1,065,005
  Net appreciation in fair value of investments                           6,933,780      5,683,030
  Interest and dividend income                                              811,639        691,990
                                                                       ------------   ------------

            Total additions                                              29,585,126     10,537,265
                                                                       ------------   ------------

DEDUCTIONS:
  Benefits paid to participants                                           3,195,351      2,237,320
  Administrative fees                                                        42,255         24,541
                                                                       ------------   ------------

            Total deductions                                              3,237,606      2,261,861
                                                                       ------------   ------------

NET INCREASE                                                             26,347,520      8,275,404

NET ASSETS AVAILABLE FOR BENEFITS:
  Beginning of year                                                      32,611,475     24,336,071
                                                                       ------------   ------------

  End of year                                                          $ 58,958,995   $ 32,611,475
                                                                       ============   ============

See notes to financial statements.

401(k) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

1.  DESCRIPTION OF THE PLAN

The following brief description of the 401(k) Plan for Employees of New England Business Service, Inc. (the "Plan") provides general information only. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

General Information - On October 26, 1984, New England Business Service, Inc. ("NEBS" or the "Company") adopted a deferred profit-sharing and stock ownership plan. The Plan became effective as of June 30, 1984. On July 1, 1993, the Plan was amended to incorporate provisions of Section 401(k) of the Internal Revenue Code. The Plan is designed to allow eligible employees to accumulate savings for retirement in the Plan without paying income taxes until the monies are actually received. Employees may elect to defer receipt of a portion of their eligible pay by having such amounts paid into the Plan. If an employee chooses to defer payment of this eligible pay, the Company will make an additional contribution to the Plan on the employee's behalf. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The plan was last amended effective as of July 1, 1997.

Eligibility - Regular Employees are eligible to participate in the Plan the first day of the month following the date of hire. For Non-Regular Employees (temporary or limited term employees) the employee must complete one year of eligibility service (1,000 hours of service). Officers and directors of the Company who are full-time employees and meet the foregoing eligibility requirements are eligible for participation.

Administration of the Plan - The Plan is administered by the NEBS Retirement Committee (the "Plan Committee"), whose members are appointed by the Board of Directors of the Company. The Trustee of the Plan is Norwest Bank Minnesota, N.A. ("Norwest"). Certain administrative costs of the Plan have been assumed by the Company.

Company Contributions - When an employee makes a deferral, the Company will make a matching contribution of cash or shares of its common stock. If the employee has less than five years of service, the matching contribution is equal in value to one-half of the amount of the deferral but not to exceed 6% of the employee's eligible pay. If the employee has greater than five years of service, the matching contribution is equal in value to 100% of the amount of the deferral but not to exceed 6% of the employee's eligible pay. In addition, the
Company contributes 3% of an employee's eligible salary, even if the employee does not contribute to the Plan.

Employee Contributions - Eligible employees must complete a notice of election to become participants and may elect to defer receipt of a portion (in multiples of 1%) of their eligible pay as defined by the Plan. The deferral may not exceed 15% of a participant's eligible pay. A participant may change the rate of future deferrals through the Norwest Benefits Helpline. The change is effective the first of the following month.

Loans to Participants - Eligible participants may apply for and obtain a loan in an amount as defined in the Plan (not less than $1,000 and not to exceed the lessor of $50,000 or 50% of their vested balance). Loans bear a market rate of interest equal to the prime lending rate plus 2 percentage points, as published in The Wall Street Journal. The loan must be for a nonrenewable term of no more than five years and repaid by regular payroll deductions. Payments of principal and interest are credited to the participant's account. Only one loan will be allowed to a participant at any given time. The loans are collateralized by 50% of the participant's vested account balance.

Investment of Contributions - Company contributions are invested in Company common stock. Employee contributions are invested at the direction of the employee in any combination of the following: (1) Company common stock; (2) six mutual funds; (3) fixed income investments such as investment contracts providing a guaranteed interest rate; or (4) any other investments subsequently authorized by the Plan Committee. Employees have the option to move the Company contribution from Company common stock to any of the six mutual funds. Dividends, interest and other distributions received in any fund with respect to any type of contribution are reinvested in the same fund. In the absence of directions by the employee concerning investment of employee contributions, they are invested in the fixed income fund.

Vesting - Participants are fully vested with respect to employee contributions. Company contributions made pursuant to the Plan subsequent to July 1, 1997 are vested 20% after completing one year of service, 50% after completing two years of service and 100% vested after completing three years of service. All Company contributions prior to July 1, 1997 are 100% vested. All forfeitures are used to reduce future employer contributions.

Withdrawals and Distributions - Contributions to the Plan from all sources, and earnings thereon, are generally payable at termination of employment due to retirement, disability, death or any other reason. Distribution payments may be made in cash in a lump sum, in whole shares of Company common stock held in the employee's account in the Plan with the value of fractional shares paid in cash, or in installments for a period not exceeding the employee's life expectancy or the joint life expectancies of the employee and beneficiary, up to a maximum of fifteen years. The form of distribution is elected in writing by the employee.

Withdrawals prior to termination of employment are subject to certain limitations and restrictions.

Participants' Accounts - An account is set up in the name of each participant to record employee and Company matching contributions made on the participant's behalf and other transactions that occur in connection with the employee's participation in the Plan. Each fiscal quarter, participants receive a statement of account, listing contributions, number of shares of Company common stock in the account and the market value of the funds in the account.

Plan Amendment and Termination - The Company has the right to amend, suspend or terminate the Plan, but may not do so in a way which would divest a participant of accrued benefits. If the Plan is terminated, the Trustee will distribute the assets held in the Trust, after payment of expenses, in such a manner as the Plan Committee shall determine and as may be required by law.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Method of Accounting - The financial statements of the Plan are prepared on the accrual basis of accounting. Purchases and sales of securities are recorded on the trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires the plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results may differ from those estimates.

Investments - Investments are stated at fair value based on quoted market prices.

Distributions to Participants - Distributions to participants are recorded when paid.

3.  INVESTMENTS

Investments that represent 5% or more of net assets available for benefits as of June 27, 1998 and June 28, 1997 are as follows:

                                                        1998          1997

Norwest Stable Return GIC Fund
       (common/collective Trust)                    $7,646,763     5,304,654
Fidelity Balanced Fund                                  -          5,246,614
Fidelity Contrafund                                 11,450,790     7,749,606
New England Business Service, Inc. common stock     12,567,847     4,750,191
Dodge and Cox Balanced Fund                          7,644,785         -
Vanguard Index Trust 500 Fund                        8,863,846         -
Norwest Small Cap Opportunies Fund                   3,953,796         -

The Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $6,933,780 and $5,683,030, respectively, as follows:
                                                        1998          1997

At fair value based on quoted market prices:
  Norwest Stable Return GIC Fund                    $  440,233    $  316,224
  Fidelity Intermediate Bond Fund                        3,343         5,075
  Fidelity Balanced Fund                                84,347       760,087
  Fidelity Contrafund                                2,371,456     1,400,290
  New England Business Service, Inc. common stock    1,333,761     3,201,354
  Strategic Income Fund                                153,782         -
  Dodge & Cox Balanced Fund                            600,490         -
  Vanguard Index Trust 500 Fund                      1,548,529         -
  Norwest Small-Cap Opportunities Fund                 302,610         -
  Euro-Pacific Growth Fund                              95,229         -
                                                    ----------    ----------

Total                                               $6,933,780    $5,683,030
                                                    ==========    ==========

The Plan's principal investments include the following:

Norwest Stable Return GIC Fund - A collective investment trust whose underlying investments include guaranteed investment contracts.

Dodge & Cox Balanced Fund - Fund invests in both equity securities and convertible bonds.

Vanguard Index Trust 500 Fund - Fund invests in equity securities of large domestic companies that comprise the Standard & Poor's 500 Index.

Norwest Small-Cap Opportunities Fund - Fund invests solely in investment assets of smaller companies.

Fidelity Balanced Fund - Fund invests in foreign and domestic equity and fixed income securities.

Fidelity Contrafund - Fund invests in equity securities of U.S. and foreign issuers, including those in emerging markets.

New England Business Service, Inc. Common Stock - Invests solely in common stock of New England Business Service, Inc.

4.  TAX STATUS OF THE PLAN

The Plan obtained its latest determination letter on February 12, 1996 in which the Internal Revenue Service stated that Plan, as then designed, was in compliance with applicable requirements of the Internal Revenue Code (the "Code"). The Plan has subsequently been amended, however the plan administrator believes that the Plan is currently designed and being operated in compliance with applicable requirements of the Code. Accordingly, no provision for income taxes has been included in these financial statements.

5. BY-FUND INFORMATION
Interest and dividend income, contributions, benefits paid and net appreciation for the years ended
June 27, 1998 and June 28,1997 are as follows:

                                                                                                                       Net
                                     Interest                                                        Benefits     Appreciation
                                        and                                                            Paid       in Fair Value
                                     Dividend         Employer      Participant      Rollover           to             of
                                      Income       Contributions   Contributions   Contributions   Participants    Investments
1998

Norwest Stable Return Fund        $     -         $     -         $  540,022     $ 2,056,134      $  479,929      $   440,233
Fidelity Intermediate Bond Fund        6,264            -               -               -               -               3,343
Fidelity Balanced Fund                  -               -               -               -               -              84,347
Fidelity Contrafund                   59,856            -            897,442       2,016,450         495,804        2,371,456
Stock Fund (a)                       282,822       3,836,351       1,056,096         841,276         648,673        1,333,761
Strategic Income Fund                 87,924            -            182,483         754,503         118,616          153,782
Dodge & Cox Balanced Fund            174,191            -            571,845       2,026,607         454,237          600,490
Vanguard Index Trust 500 Fund         75,962            -            908,535       2,060,189         222,972        1,548,529
Norwest Small-Cap Opportunities Fund  83,658            -            501,216         973,562         139,624          302,610
Euro-Pacific Growth Fund              40,962            -            378,767         666,557          61,696           95,229
Other Investments                       -               -          1,571,672            -            573,800             -
                                  ----------      ----------      ----------      ----------      ----------      -----------
                                  $  811,639      $3,836,351      $6,608,078     $11,395,278      $3,195,351      $ 6,933,780
                                  ==========      ==========      ==========      ==========      ==========      ===========


1997

Norwest Stable Return Fund        $     -         $     -         $  614,472      $   70,570      $  342,861      $   316,224
Fidelity Intermediate Bond Fund       62,609            -            192,739             224          23,330            5,075
Fidelity Balanced Fund               208,455            -            688,915          62,091         260,798          760,087
Fidelity Contrafund                   58,113            -          1,151,653          60,295         477,331        1,400,290
Stock Fund (a)                       362,813       1,065,005         239,201          17,080         693,716        3,201,354
Other Investments                       -               -               -               -            439,284            -
                                  ----------      ----------      ----------      ----------      ----------      -----------
                                  $  691,990      $1,065,005      $2,886,980      $  210,260      $2,237,320      $ 5,683,030
                                  ==========      ==========      ==========      ==========      ==========      ===========


(a) Includes NEBS common stock, money market fund and interest receivable.

401(k) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.

ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
JUNE 27, 1998
------------------------------------------------------------------------------------------------------------------

                                              c)Description of Investment, Including
        b)Identity of Issue, Borrower,          Maturity Date, Interest Rate,                          e)Current
a)        Lessor, or Similar Party              Collateral and Par or Maturity Value      d)Cost          Value

*         Norwest Stable Return GIC Fund         Collective Trust, 295,116 shares        $ 6,756,690   $ 7,646,763

          Fidelity Contrafund                    Equity Mutual Fund, 209,683 shares        8,563,194    11,450,790

*         Participant loans                      Maturity dates ranging from               1,662,157     1,662,157
                                                  1 - 5 years at varying interest rates
                                                  (prime plus 2%)

*         New England Business Service, Inc.     Common Stock, 389,701 shares              9,742,715    12,567,847

*         Norwest Short-Term                     Money market fund, 371,725 shares           371,725       371,725
           Investment Fund

          Strategic Income Fund                  Bond Mutual Fund, 117,842 shares          2,253,583     2,340,342

          Dodge & Cox Balanced Fund              Equity Mutual Fund, 110,171 shares        7,457,397     7,644,785

          Vanguard Index Trust 500 Fund          Equity Mutual Fund, 84,177 shares         7,456,248     8,863,846

*         Norwest Small-Cap Opportunities Fund   Equity Mutual Fund, 167,251 shares        3,712,362     3,953,796

          Euro-Pacific Growth Fund               Equity Mutual Fund, 81,748 shares         2,335,672     2,357,990
                                                                                          ----------    ----------

          TOTAL                                                                         $ 50,311,743   $58,860,041
                                                                                        ============   ===========


* Represents party-in-interest to the Plan.

401(k) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.

ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS
YEAR ENDED JUNE 27, 1998
-----------------------------------------------------------------------------------------------------------------------------------

                  b) Description of Asset                                       f) Expense                 h) Current
                     (Including Interest                                           Incurred                   Value of    i) Net
a) Identity of       Rate and Maturity in   c) Purchase   d) Selling   e) Lease    With         g) Cost of    Asset on       Gain
   Party Involved    Case of a Loan)            Price         Price       Rental   Transaction     Asset      Transaction   (Loss)
                                                                                                              Date

Single Transaction

Norwest Stable      Equity Income Mutual     $ 1,883,220           -          -          -      $ 1,883,220  $ 1,883,220      -
 Return Fund          Funds

Fidelity Balanced   Equity Income Mutual            -       $ 5,330,950       -          -        4,402,323    5,330,950  $928,627
 Fund                Funds

NEBS Common Stock                              3,194,683           -          -          -        3,194,683    3,194,683      -

NEBS Common Stock                                   -         3,823,984       -          -        3,823,984    3,823,984      -

Dodge & Cox         Equity Income Mutual       4,817,839           -          -          -        4,817,839    4,817,839      -
 Balanced Fund       Funds

Dodge & Cox         Equity Income Mutual       1,877,194           -          -          -        1,877,194    1,877,194      -
 Balanced Fund       Funds

Vanguard Index      Equity Income Mutual       3,974,764           -          -          -        3,974,764    3,974,764      -
 Trust 500 Fund      Funds

Vanguard Index      Equity Income Mutual       1,714,932           -          -          -        1,714,932    1,714,932      -
 Trust 500 Fund      Funds

Norwest Small-Cap   Equity Income Mutual       2,170,698                                          2,170,698    2,170,698      -
 Opportunities Fund  Funds

Series of Transactions

Norwest Stable      Equity Income Mutual       4,685,872           -          -          -        4,685,872    4,685,872      -
 Return Fund         Funds

Norwest Stable      Equity Income Mutual            -         2,708,177       -          -        2,387,433    2,708,177   320,744
 Return Fund         Funds

Fidelity            Equity Income Mutual       4,160,996           -          -          -        4,160,996    4,160,996      -
 Contrafund          Funds

Fidelity            Equity Income Mutual            -         2,029,694       -          -        1,574,549    2,029,694   455,145
 Contrafund          Funds

NEBS Common Stock                              7,564,724           -          -          -        7,564,724    7,564,724      -

NEBS Common Stock                              2,346,855           -          -          -        2,346,855    2,346,855      -

NEBS Common Stock                                   -         9,166,022       -          -        9,166,022    9,166,022      -

Strategic Income    Equity Income Mutual       2,713,290           -          -          -        2,713,290    2,713,290      -
 Fund                Funds


Dodge & Cox         Equity Income Mutual       8,250,801           -          -          -        8,250,801    8,250,801      -
 Balanced Fund       Funds

Vanguard Index      Equity Income Mutual       8,869,307           -          -          -        8,869,307    8,869,307      -
 Trust 500 Fund      Funds

Norwest Small-Cap   Equity Income Mutual       4,794,561           -          -          -        4,794,561    4,794,561      -
 Opportunities Fund  Funds

Euro-Pacific        Equity Income Mutual       3,406,115           -          -          -        3,406,115    3,406,115      -
 Growth Fund         Funds
